Exhibit 99.1

1200 RIVERPLACE BOULEVARD — JACKSONVILLE, FL 32207-1809 — (904) 346-1500

November 9, 2012	For more information:
Linda L. Tasseff
FOR IMMEDIATE RELEASE	Director, Investor Relations
(904) 858-2639
ltasseff@steinmart.com

STEIN MART, INC. TO RESTATE PRIOR PERIOD FINANCIAL STATEMENTS

JACKSONVILLE, FL – Stein Mart, Inc. (Nasdaq: SMRT) today announced that the Board of Directors of Stein Mart, Inc. (the “Company”), based on the recommendation of the Audit Committee and in consultation with management, concluded that, because of errors identified in the Company’s previously issued financial statements the Company will restate its previously issued financial statements for fiscal years 2009, 2010 and 2011, its quarterly data for the first quarter of 2012 and for all quarters in 2010 and 2011, as well as its selected financial data for the relevant periods. Accordingly, investors should no longer rely upon the Company’s previously released financial statements for these periods and any earnings releases or other communications relating to these periods.

The restatements will be made to correct errors that are described below. As previously reported by the Company on Form 12b-25 (filed with the SEC on September 7, 2012) and in a press release dated September 13, 2012, the filing of the Company’s second quarter Form 10-Q was primarily delayed because of issues that were encountered in connection with the Company’s replacement of its legacy merchandise information system during the second quarter of 2012 and in completing the evaluation of the control implications related to the error correction resulting from incorrect capitalization and amortization of certain software costs as well as software assets no longer in use. We completed our work related to the merchandise information system and were close to completing our control evaluation when we determined that our previously issued financial statements for the periods through the second quarter of 2012 would have to be restated.

None of the adjustments necessary to correct any of the errors will impact reported cash balances currently. The amounts disclosed below are the Company’s current estimates of the effect of the identified errors through July 28, 2012. The Company is early in the process of its investigation and analysis of these areas so all amounts are preliminary estimates and subject to change. Additionally, until the restatement process is complete, additional information may become available which could cause the Company’s current estimates to change. The effects on certain reported periods are material, and the impact of the individual errors will be disclosed in more detail in the Company’s restated financial statements.

Following is a discussion of the individual errors and their estimated impact:

•

Under a practice that has been in place for more than ten years the Company has accounted for certain markdowns as promotional (temporary). Based on analysis of various factors, the Company now believes these markdowns should have been accounted for as permanent. Under the retail inventory method of accounting used by the Company, promotional markdowns do not impact the value of unsold inventory and thus do not impact cost of sales until the merchandise is sold. Conversely, permanent markdowns reduce the value of unsold inventory and impact cost of sales at the time the markdowns are taken. The estimated impact of this error, based on currently available information, is that inventories were overstated by approximately $3 million as of July 28, 2012. Cost of merchandise sold has been understated by the same total amount (approximately $0.04 per share) through July 28, 2012. The impact of this error on inventories and cost of merchandise sold varies for individual past quarters and is both positive and negative with individual periods that could be impacted by amounts in excess of the cumulative total. The impact on cost of merchandise sold for fiscal 2012 through the second quarter is expected to be less than $3 million.

•

The Company is currently evaluating its accounting for leasehold improvement costs. Landlord (lessor) reimbursements to the Company (lessee) for store interior construction have been previously accounted for as reductions in the leasehold improvement fixed assets. This accounting practice was based on the prior belief that the Company’s leasehold improvements increased the fair value of the lessor’s property. Management now believes that there is no significant increase in the lessor’s fair value. As a result, leasehold improvement fixed assets should have been reported at their gross amounts with lessor reimbursements for construction recorded as deferred rent credits. The Company depreciates leasehold fixed assets and amortizes deferred rent credits over the same initial lease terms (generally 10 or 15 years), so the ongoing impact on earnings will generally not be significant. The increase in leasehold fixed assets, however, increases the impairment charges when store assets are impaired. Based on currently available information, this resulted in store impairment charges in 2006 through 2009 being understated by approximately $11 million. This was offset by overstated rent expense net of understated depreciation of approximately $6 million that occurred across all past impacted periods. The net impacts of these items result in an approximate $5 million overstatement of net assets (not including tax impacts) and cumulative pretax earnings (approximately $0.07 per share) through July 28, 2012. As part of this cumulative amount, pretax earnings are estimated to be understated by $1 to $2 million in each of the years 2009, 2010 and 2011.

•	In addition to the errors described above, the Company also will include in the restated financial statements certain other previously reported cumulative charges which had been deemed immaterial.

The above estimates are based on currently available and evaluated information and are preliminary and subject to change during the course of the Company’s restatement process. Additionally, all amounts above are stated on a before tax basis, except for per share impacts. The Company will be evaluating the tax impacts of these items for each of the periods as part of the restatement process.

In accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the Company’s management has been assessing the effectiveness of the Company’s internal controls over financial reporting and disclosure controls. Based on this assessment, the Company expects to report multiple material weaknesses in the Company’s internal controls and therefore conclude that internal controls over financial reporting and disclosure controls are not effective.

The audit committee and management have discussed the above matters with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm. A committee of the Board of Directors is undertaking a full review of the causes of these matters. The Company is currently working to complete the restatement of its financial statements which will be reflected in the following reports:

•	Amended 2011 annual report on Form 10-K, including restated financial statements for the years 2009, 2010 and 2011, as well as quarterly data for the quarters in 2010 and 2011

•	Amended 2012 first quarter report on Form 10-Q, including restated financial statements

•	2012 second and third quarter reports on Form 10-Q

The Company currently plans to release preliminary third quarter 2012 results after further analysis quantifying the impact on that specific period.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to Massachusetts, Stein Mart’s focused assortment of merchandise features current season, moderate to better fashion apparel for women and men, as well as accessories, shoes and home fashions.

FORWARD-LOOKING STATEMENTS>>>>>>>>>Except for historical information, the matters discussed herein are “forward-looking statements” within the meaning of the federal securities laws and regulations. Forward-looking statements include statements regarding the Company’s intent to restate its prior financial statements, the estimated adjustments of the restated financials, and the expected timing of filing the restated financial reports. There can be no assurance that the Company’s management, audit committee or independent registered public accounting firm will not reach conclusions regarding the impact of the restatement that are different from management’s preliminary estimates or identify additional issues or other considerations in connection with the restatement and the audit and review process or that these issues will not require additional adjustments to the Company’s prior financial results. All of these statements are subject to risks and uncertainties which may cause actual results to differ materially from those stated here. These risks and uncertainties include, but are not limited to, the risk that additional information may arise from the oversight of the audit committee, the risk that the process of preparing and auditing the financial statements or other subsequent events would require the Company to make additional adjustments, the time and effort required to complete the restatement of the financial reports, the ramifications of the Company’s potential inability to timely file required reports, including potential delisting of the Company’s common stock on NASDAQ and the risk of litigation or governmental investigations or proceedings relating to such matters. Other risks are described more fully in the Company’s filing with the Securities and Exchange Commission. Forward-looking statements reflect management’s analysis as of the date of this current report. The Company does not undertake to revise these statements to reflect subsequent developments.

###

Additional information about Stein Mart, Inc. can be found at www.steinmart.com